CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of RiverPark/Next Century Large Growth Fund, a series of RiverPark Funds Trust, under the headings "Independent Registered Public Accounting Firm" in the Prospectus and "Portfolio Holdings Information" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

December 19, 2023